Exhibit 99.1

3003 Tasman Drive, Santa Clara, CA 95054

www.svb.com

For release at 1:00 P.M. (Pacific Time)	Contact:
January 24, 2008	Meghan O’Leary
Investor Relations
(408) 654-6364

NASDAQ: SIVB

SVB FINANCIAL GROUP ANNOUNCES 2007 FOURTH QUARTER AND YEAR-END FINANCIAL RESULTS

SANTA CLARA, Calif. — January 24, 2008 — SVB Financial Group (NASDAQ: SIVB) today announced financial results for the fourth quarter and year ended December 31, 2007.

Consolidated net income for the fourth quarter of 2007 was $34.3 million, or $0.96 per diluted common share, compared to $38.1 million, or $1.03 per diluted common share, for the third quarter of 2007, and $28.4 million, or $0.77 per diluted common share, for the fourth quarter of 2006.

Consolidated net income for the year ended December 31, 2007 was $123.6 million, or $3.37 per diluted common share, compared to $89.4 million, or $2.38 per diluted common share for 2006. Consolidated net income for 2007 and 2006 included pre-tax charges of $17.2 million and $18.4 million, respectively, due to impairment of goodwill related to our investment banking subsidiary, SVB Alliant. On a non-GAAP basis, excluding the pre-tax goodwill impairment charges, consolidated net income for 2007 was $133.8 million, compared to $99.8 million for 2006. A complete reconciliation between non-GAAP consolidated net income and GAAP consolidated net income is provided in an attached table under the section “Use of Non-GAAP Financial Measures”.

“Our positive financial performance in the fourth quarter and throughout 2007 resulted from our ability to remain focused on meeting our clients’ needs during a year that was one of the technology industry’s best, and one of the financial industry’s worst, in recent memory,” said Kenneth Wilcox, president and CEO of SVB Financial Group. “While it’s worth noting that we benefited from the absence of the serious mortgage-related concerns affecting others in our industry in 2007, our strong results were more directly related to our focus on helping clients succeed by delivering the right products, services and support, and a continued and active vigilance that allowed us to maintain very high credit quality.”

Fourth Quarter 2007 and Year End Highlights

	Three months ended					Year ended
				% Change from
(Dollars in millions, except per share amounts)	December 31, 2007	September 30, 2007	December 31, 2006	September 30, 2007	December 31, 2006	December 31, 2007	December 31, 2006	% Change
Income Statement
EPS — diluted	$0.96	$1.03	$0.77	(6.8)%	24.7%	$3.37	$2.38	41.6%
Net income	34.3	38.1	28.4	(10.0)	20.8	123.6	89.4	38.3
Net interest income	97.3	95.7	93.0	1.7	4.6	380.9	352.5	8.1
Provision for loan losses	6.0	3.2	5.0	87.5	20.0	16.8	9.9	69.7
Noninterest income	53.2	65.0	45.9	(18.2)	15.9	221.4	141.2	56.8
Noninterest expense (1)	83.5	83.0	83.2	0.6	0.4	346.5	322.5	7.4
Fully Taxable Equivalent:
Net interest income (2)	$97.6	$96.0	$93.4	1.7	4.5	$382.2	$354.1	7.9
Net interest margin	7.04%	7.18%	7.50%	(1.9)	(6.1)	7.29%	7.38%	(1.2)
Balance Sheet
Average total assets	$6,329.3	$6,087.3	$5,579.2	4.0	13.4	$6,020.1	$5,387.4	11.7
Return on average assets (3)	2.1%	2.5%	2.0%	(16.0)	5.0	2.1%	1.7%	23.5
Return on average equity (3)	19.9%	22.3%	18.2%	(10.8)	9.3	18.5%	15.2%	21.7
Average loans, net of unearned income	$3,768.0	$3,630.3	$3,151.6	3.8	19.6	$3,522.3	$2,882.1	22.2
Allowance for loan losses as a percentage of total gross loans	1.13%	1.15%	1.22%	(1.7)	(7.4)	1.13%	1.22%	(7.4)
Average interest-earning investment securities	$1,284.0	$1,326.4	$1,520.9	(3.2)	(15.6)	$1,364.5	$1,684.2	(19.0)
Average deposits	4,206.8	3,936.6	3,830.7	6.9	9.8	3,962.3	3,921.9	1.0
Average short-term borrowings	116.9	205.7	566.2	(43.2)	(79.4)	320.1	400.9	(20.2)
Average long-term debt	863.4	847.2	268.9	1.9	221.1	665.6	216.0	208.1
Common stock repurchases	49.4	58.0	9.5	(14.8)	420.0	146.8	103.8	41.4
Period end loans, net of unearned income	4,151.7	3,818.3	3,482.4	8.7	19.2	4,151.7	3,482.4	19.2
Period end investment securities	1,602.6	1,571.6	1,692.3	2.0	(5.3)	1,602.6	1,692.3	(5.3)
Period end deposits	$4,611.2	$3,973.2	$4,057.6	16.1	13.6	$4,611.2	$4,057.6	13.6
Off-Balance Sheet
Average total client investment funds	$21.5	$20.7	$18.2	3.9	18.1	$20.4	$17.2	18.6
Ratios and Other Statistics
Total risk-based capital ratio	16.01%	17.52%	13.95%	(8.6)	14.8	16.01%	13.95%	14.8
Tangible common equity to tangible assets (4)	10.12	10.80	10.26	(6.3)	(1.4)	10.12	10.26	(1.4)
Period end prime rate	7.25	7.75	8.25	(6.5)	(12.1)	7.25	8.25	(12.1)
Average SVB prime lending rate	7.54%	8.19%	8.25%	(7.9)%	(8.6)%	8.06%	7.95%	1.4%

(1)	Noninterest expense includes goodwill impairment charges of $17.2 million and $18.4 million for the years ended December 31, 2007 and 2006, respectively. No impairment charges were recorded for the quarters ended December 31, 2007, September 30, 2007 and December 31, 2006.

(2)	Interest income on non-taxable investments is presented on a fully tax-equivalent basis using the federal statutory income tax rate of 35.0 percent. The tax-equivalent adjustments were $0.3 million, $0.3 million and $0.4 million for the quarters ended December 31, 2007, September 30, 2007 and December 31, 2006, respectively. The tax-equivalent adjustments were $1.3 million and $1.6 million for the years ended December 31, 2007 and 2006, respectively.

(3)	Ratios represent annualized consolidated net income divided by quarterly average assets/equity and annual average assets/equity, respectively.

(4)	Tangible common equity consists of total stockholders’ equity (excluding unrealized gains and losses on investments) less acquired intangibles and goodwill. Tangible assets represent total assets (excluding unrealized gains and losses on investments) less acquired intangibles and goodwill.

Net Interest Income and Margin

Net interest income was $97.3 million for the fourth quarter of 2007, compared to $95.7 million for the third quarter of 2007 and $93.0 million for the fourth quarter of 2006. Net interest income, on a fully tax-equivalent basis, was $97.6 million for the fourth quarter of 2007, compared to $96.0 million for the third quarter of 2007 and $93.4 million for the fourth quarter of 2006. The increase in net interest income, on a fully tax-equivalent basis, in the fourth quarter of 2007, compared to the third quarter of 2007, was primarily attributable to the following:

•

A net increase in income from our loan portfolio of $1.1 million, primarily related to increases in our average loan portfolio balances, which positively affected income by $3.5 million, as well as an increase in fee income of $2.3 million recognized mainly from loan prepayments. These increases were partially offset by a $4.7 million decrease in income from our loan portfolio, largely due to a decrease of 100 basis points in our prime-lending rate during the third and fourth quarters of 2007 in response to Federal Reserve rate decreases, which reduced our average prime-lending rate to 7.54 percent for the fourth quarter of 2007 from 8.19 percent for the third quarter of 2007;

•

An increase in interest expense from deposits of $1.4 million, largely related to our money market deposit product for early stage clients introduced in May 2007. The increase in interest expense was also attributable to our Eurodollar sweep deposit product introduced in late October 2007; and

•	A decrease in interest expense from short-term borrowings of $1.3 million, as increases in our deposit balances were used to pay down our short-term borrowings.

Our net interest margin, on a fully tax-equivalent basis, was 7.04 percent for the fourth quarter of 2007, compared to 7.18 percent for the third quarter of 2007 and 7.50 percent for the fourth quarter of 2006. The decrease in the fourth quarter of 2007, compared to the third quarter of 2007, was primarily due to reductions in our prime-lending rate during the third and fourth quarters of 2007, as well as increases in our average interest-bearing deposit balances, partially offset by higher fee income recognized mainly from loan prepayments and a decrease in interest expense from pay downs of our short-term borrowings resulting from increases in our noninterest-bearing deposit balances.

As of December 31, 2007, 73.0 percent, or $3.1 billion, of our outstanding gross loans were variable-rate loans that adjust at a prescribed measurement date upon a change in our prime-lending rate or other variable indices, compared to 73.7 percent, or $2.8 billion, as of September 30, 2007 and 73.0 percent, or $2.5 billion, as of December 31, 2006.

Loan Growth

Average loans, net of unearned income, were $3.77 billion for the fourth quarter of 2007, compared to $3.63 billion for the third quarter of 2007 and $3.15 billion for the fourth quarter of 2006. The increase in average loan balances for the fourth quarter of 2007, compared to the third quarter of 2007, came from all industry segments, with particularly strong growth in loans to technology clients and to private equity firms. Period end loans, net of unearned income, were $4.15 billion at December 31, 2007, compared to $3.82 billion at September 30, 2007 and $3.48 billion at December 31, 2006.

Deposit Growth

Average deposits were $4.21 billion for the fourth quarter of 2007, compared to $3.94 billion for the third quarter of 2007 and $3.83 billion for the fourth quarter of 2006. The increase in average deposit balances for the fourth quarter of 2007, compared to the third quarter of 2007, reflects an increase in deposit activity primarily from our private equity clients as well as an increase in activity from our new money market deposit product for early stage clients introduced in the second quarter of 2007 and our new Eurodollar sweep deposit product introduced in the fourth quarter of 2007. The average balance of the early stage money market deposit product was $302.2 million for the fourth quarter of 2007, compared to $144.9 million for the third quarter of 2007. The average balance of our Eurodollar sweep deposit product was $33.0 million for the fourth quarter of 2007. Total deposits were $4.61 billion at December 31, 2007, compared to $3.97 billion at September 30, 2007 and $4.06 billion at December 31, 2006.

Investment Portfolio

Average interest-earning investment securities were $1.28 billion for the fourth quarter of 2007, compared to $1.33 billion for the third quarter of 2007 and $1.52 billion for the fourth quarter of 2006. The decrease in investment securities in the fourth quarter of 2007, compared to the third quarter of 2007, was primarily due to scheduled maturities and regular prepayments within our portfolio. We did not hold any mortgage-backed securities collateralized by sub-prime residential mortgage loans for any of the periods presented in this release.

Noninterest Income

Noninterest income was $53.2 million for the fourth quarter of 2007, compared to $65.0 million for the third quarter of 2007 and $45.9 million for the fourth quarter of 2006. The decrease in noninterest income in the fourth quarter of 2007, compared to the third quarter of 2007, was primarily attributable to the following:

•

A decrease in net gains on investment securities of $8.6 million. Net gains on investment securities of $6.1 million in the fourth quarter of 2007 were mainly attributable to net gains of $4.9 million from three of our managed funds of funds, $1.7 million from one of our sponsored debt funds and $1.0 million from one of our managed co-investment funds. These increases were partially offset by net losses of $2.6 million from another sponsored debt fund. As of December 31, 2007, we held, either directly or through our managed investment funds, investments in 397 private equity funds, 58 companies and three sponsored debt funds;

•

A decrease in other noninterest income primarily due to a decrease of $3.2 million from revaluations of foreign currency denominated loans. This decrease was partially offset by an increase of $1.1 million in activities related to foreign exchange forwards, which is included in net gains on derivative instruments;

•

A decrease in corporate finance fees of $2.5 million related to our decision to cease operations at SVB Alliant as announced on July 18, 2007. We elected to have SVB Alliant complete a limited number of client transactions, the last of which are expected to be completed during the first quarter of 2008;

•	An increase in foreign exchange fees of $1.3 million, which reflects both increased volumes and higher values of international trades by our clients;

•

An increase in deposit service charges of $0.9 million, which was largely attributable to a decrease in our earnings credit rate, which was directly related to decreases in short-term market interest rates; and

•

An increase in income from client investment fees of $0.9 million attributable to growth in average client investment funds. Average client investment funds increased by $815 million to $21.5 billion for the fourth quarter of 2007, compared to $20.7 billion for the third quarter of 2007.

The following table provides a summary of non-GAAP noninterest income, net of minority interest:

	Three months ended			Year ended
Non-GAAP noninterest income, net of minority interest (Dollars in thousands)	December 31, 2007	September 30, 2007	December 31, 2006	December 31, 2007	December 31, 2006
GAAP noninterest income	$53,189	$65,034	$45,859	$221,384	$141,206
Less: amounts attributable to minority interests, including carried interest	(4,198)	(12,766)	(3,313)	(37,981)	(9,903)

Non-GAAP noninterest income, net of minority interest	$48,991	$52,268	$42,546	$183,403	$131,303

The following table provides a summary of non-GAAP net gains on investment securities, net of minority interest:

	Three months ended			Year ended
Non-GAAP net gains on investment securities, net of minority interest (Dollars in thousands)	December 31, 2007	September 30, 2007	December 31, 2006	December 31, 2007	December 31, 2006
GAAP net gains on investment securities	6,113	14,719	3,760	46,724	2,551
Less: amounts attributable to minority interests, including carried interest	(3,947)	(11,885)	(2,761)	(35,449)	(5,032)

Non-GAAP net gains on investment securities, net of minority interest	$2,166	$2,834	$999	$11,275	$(2,481)

Noninterest Expense

Noninterest expense was $83.5 million for the fourth quarter of 2007, compared to $83.0 million for the third quarter of 2007 and $83.2 million for the fourth quarter of 2006. The following table provides a summary of non-GAAP noninterest expense, net of minority interest:

	Three months ended			Year ended
Non-GAAP noninterest expense, net of minority interest (Dollars in thousands)	December 31, 2007	September 30, 2007	December 31, 2006	December 31, 2007	December 31, 2006
GAAP noninterest expense	$83,477	$82,959	$83,170	$346,469	$322,503
Less: amounts attributable to minority interests	(2,492)	(2,665)	(2,480)	(10,681)	(5,887)

Non-GAAP noninterest expense, net of minority interest	$80,985	$80,294	$80,690	$335,788	$316,616

The increase in noninterest expense in the fourth quarter of 2007, compared to the third quarter of 2007, was primarily attributable to the following:

•

A provision for unfunded credit commitments of $1.6 million for the fourth quarter of 2007, compared to a reduction of provision of $1.0 million for the third quarter of 2007. The provision of $1.6 million for the fourth quarter of 2007 was related to growth in our portfolio of unfunded credit commitments, which grew by $469.6 million to $4.9 billion at December 31, 2007, compared to $4.5 billion at September 30, 2007;

•	A decrease in compensation and benefits expense of $4.3 million, primarily due to higher incentive compensation costs recorded during the third quarter of 2007;

•	An increase in professional services expense of $1.4 million, primarily related to our efforts to enhance our IT infrastructure; and

•	An increase in business development and travel expense of $1.1 million.

Income Tax Expense

Our effective tax rate was 41.99 percent for the fourth quarter of 2007, compared to 40.60 percent for the third quarter of 2007. The increase in the tax rate was primarily attributable to the tax impact of higher non-deductible officers’ compensation expense on overall pre-tax income.

Our effective tax rate for the year ended December 31, 2007 was 41.24 percent, compared to 42.45 percent for 2006. The decrease in the tax rate was primarily attributable to the tax impact of lower non-deductible share-based payment expense on overall pre-tax income.

Credit Quality

	Three months ended			Year ended
(Dollars in thousands)	December 31, 2007	September 30, 2007	December 31, 2006	December 31, 2007	December 31, 2006
Gross loan charge-offs	$4,664	$4,138	$3,638	$19,379	$14,066
Loan recoveries	(1,760)	(1,856)	(1,855)	(7,088)	(10,150)
Provision for loan growth and other	3,067	873	3,199	4,545	5,961

Provision for Loan Losses	$5,971	$3,155	$4,982	$16,836	$9,877

Provision as a percentage of total gross loans (annualized)	0.57%	0.33%	0.56%	0.40%	0.28%
Net charge-offs as a percentage of total gross loans (annualized)	0.28%	0.24%	0.20%	0.29%	0.11%
Allowance for loan losses as a percentage of total gross loans	1.13%	1.15%	1.22%	1.13%	1.22%

Our provision for loan losses increased by $2.8 million for the fourth quarter of 2007, compared to the third quarter of 2007, primarily due to the growth in our loan portfolio.

We recognized a provision for unfunded credit commitments of $1.6 million for the fourth quarter of 2007, compared to a reduction of provision for unfunded credit commitments of $1.0 million for the third quarter of 2007 and a provision of $0.9 million for the fourth quarter of 2006. The provision of $1.6 million for the fourth quarter of 2007 reflects the growth in our portfolio of unfunded credit commitments.

Minority Interest in Consolidated Affiliates

Minority interest in net income of consolidated affiliates is primarily related to the minority interest holders’ portion of investment gains or losses and management fees paid by our managed funds. Minority interest in net income of consolidated affiliates was $2.0 million for the fourth quarter of 2007, compared to $10.5 million for the third quarter of 2007 and $1.2 million for the fourth quarter of 2006. Minority interest in net income of consolidated affiliates of $2.0 million for the fourth quarter of 2007 was primarily due to $4.3 million in net investment gains from our consolidated funds, partially offset by noninterest expense of $2.5 million primarily related to management fees paid by our managed funds to the general partners at SVB Capital for funds management.

Minority interest in capital of consolidated affiliates increased by $4.0 million for the fourth quarter of 2007, compared to the third quarter of 2007, due to equity transactions, which included capital calls of $12.0 million made by our consolidated affiliates and $2.3 million of net income from consolidated affiliates, partially offset by $10.0 million in distributions, primarily from two of our managed funds of funds and one of our sponsored debt funds.

Capital

We repurchased 988,354 shares of our common stock during the fourth quarter of 2007 at an aggregate cost of $49.4 million. We repurchased 2,915,047 shares of our common stock during the year ended December 31, 2007 at an aggregate cost of $146.8 million. On July 26, 2007, our Board of Directors authorized a stock repurchase program, which expires on July 31, 2008. At December 31, 2007, $149.7 million of shares were still available to be repurchased under our current repurchase program.

Weighted average diluted common shares outstanding decreased by 1,131,626 shares in the fourth quarter of 2007, compared to the third quarter of 2007, primarily due to the full quarter effect of our share repurchase activity during the third quarter of 2007, as well as share repurchase activity in the fourth quarter of 2007.

Outlook for the Year Ending December 31, 2008

For the year ending December 31, 2008, we expect that:

•	Average loan balances will increase at a percentage rate in the low- to mid-teens compared to 2007 average balances;

•	Average deposit balances will grow at a low double digit percentage rate compared to 2007 average balances, with a majority of the growth coming from interest-bearing deposits;

•	Average off-balance sheet client fund balances will grow at a percentage rate in the low-teens compared to 2007 average balances;

•

Net interest margin will decline in 2008 based on expected decreases in Federal Reserve rates and from the 100 basis points decrease in late 2007. Our rate outlook is based on the Federal Funds 30-day Forward Curve;

•	Fees for deposits services, letters of credit and foreign exchange, in aggregate, will grow at a percentage rate in the mid-teens;

•	Client investment fees will grow at a percentage rate in the low-teens;

•	Allowance for loan losses as a percentage of gross loans will remain at about the same percentage rate for 2007; and

•	Noninterest expense, excluding expenses related to minority interests and goodwill impairment, will increase at a mid-single digit percentage rate over 2007 levels.

Forward Looking Statements

This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are statements that are not historical facts, such as forecasts of our future financial results and condition, expectations for our operations and business, and our underlying assumptions of such forecasts and expectations. In this release, particularly in the section “Outlook for the Year Ending December 31, 2008” above, we make forward-looking statements discussing management’s expectations about our financial and credit performance and financial results (and the components of such results) for the year 2008, as well as the completion of client transactions by SVB Alliant.

Although management believes that the expectations reflected in our forward-looking statements are reasonable and has based these expectations on our beliefs and assumptions, such expectations are not guarantees and may prove to be incorrect. Actual results could differ significantly. Factors that may cause the outlook for the year 2008 and other forward-looking statements herein to change include, among others, the following: (i) accounting changes, as required by U.S. generally accepted accounting principles, (ii) changes in the state of the economy or the markets served by us, (iii) changes in credit quality of our loan portfolio, (iv) changes in interest rates or market levels or factors affecting them, (v) changes in the performance or equity valuation of companies in which we have invested or hold derivative instruments or equity warrants assets, and (vi) variations from our expectations as to factors impacting our cost structure. For additional information about these factors, please refer to our public reports filed with the Securities and Exchange Commission, including our most recently-filed quarterly or annual report. The forward-looking statements included in this release are made only as of the date of this release. We do not intend, and undertake no obligation, to update these forward-looking statements.

Earnings Conference Call

On January 24, 2008, we will host a conference call at 2:00 p.m. (Pacific Time) to discuss the financial results for the fourth quarter and year ended December 31, 2007. The conference call can be accessed by dialing (866) 916-4782 or (706) 902-0678, and referencing the conference ID “30447130”. A live webcast of the audio portion of the call can be accessed on the Investor Relations section of our website at www.svb.com. A digitized replay of the conference call will be available beginning at approximately 6:00 p.m. (Pacific Time) on Thursday, January 24, 2008, through midnight on Thursday, February 7, 2008, by dialing (800) 642-1687 or (706) 645-9291 and referencing conference ID number “30447130.” A replay of the audio webcast will also be available on www.svb.com for 12 months beginning Thursday, January 24, 2008.

About SVB Financial Group

For 25 years, SVB Financial Group and its subsidiaries, including SVB Silicon Valley Bank, have been dedicated to helping entrepreneurs succeed. SVB Financial Group is a financial holding company that serves emerging growth and mature companies in the technology, life science, private equity and premium wine industries. Offering diversified financial services through SVB Silicon Valley Bank, SVB Analytics, SVB Capital, SVB Global and SVB Private Client Services, SVB Financial Group provides clients with commercial, investment, international and private banking services. The Company also offers funds management, broker-dealer transactions, asset management and a full range of services for private equity companies, as well as the added value of its knowledge and networks worldwide. Headquartered in Santa Clara, Calif., SVB Financial Group operates through 27 offices in the U.S. and three internationally. More information on the Company can be found at www.svb.com.

Disclaimer:

SVB Silicon Valley Bank refers to Silicon Valley Bank, the California bank subsidiary and the commercial banking operation of SVB Financial Group. Banking services are provided by Silicon Valley Bank, a member of the FDIC and the Federal Reserve. SVB Private Client Services is a division of Silicon Valley Bank. SVB Financial Group is also a member of the Federal Reserve.

SVB FINANCIAL GROUP AND SUBSIDIARIES

INTERIM CONSOLIDATED STATEMENTS OF INCOME

(Unaudited)

	Three months ended			Year ended
(Dollars in thousands, except per share amounts)	December 31, 2007	September 30, 2007	December 31, 2006	December 31, 2007	December 31, 2006
Interest income:
Loans	$94,377	$93,243	$83,948	$361,903	$299,001
Investment securities:
Taxable	14,313	14,915	16,809	61,303	74,523
Non-taxable	672	528	685	2,364	3,026
Federal funds sold, securities purchased under agreement to resell and other short-term investment securities	5,156	4,485	3,358	17,816	11,089

Total interest income	114,518	113,171	104,800	443,386	387,639

Interest expense:
Deposits	4,957	3,572	2,047	13,285	8,905
Borrowings	12,276	13,891	9,745	49,168	26,277

Total interest expense	17,233	17,463	11,792	62,453	35,182

Net interest income	97,285	95,708	93,008	380,933	352,457
Provision for loan losses	5,971	3,155	4,982	16,836	9,877

Net interest income after provision for loan losses	91,314	92,553	88,026	364,097	342,580

Noninterest income:
Client investment fees	13,981	13,127	12,181	51,794	44,345
Gains on investment securities, net	6,113	14,719	3,760	46,724	2,551
Foreign exchange fees	7,972	6,714	5,551	25,750	21,045
Gains on derivative instruments, net	8,421	8,790	6,887	23,935	17,949
Deposit service charges	4,843	3,933	2,924	15,554	10,159
Corporate finance fees	2,631	5,166	4,437	14,199	11,649
Letter of credit and standby letter of credit income	2,752	2,671	2,334	11,115	9,943
Other	6,476	9,914	7,785	32,313	23,565

Total noninterest income	53,189	65,034	45,859	221,384	141,206

Noninterest expense:
Compensation and benefits (1)	52,115	56,460	49,887	213,892	188,588
Professional services	9,232	7,847	10,999	32,905	40,791
Impairment of goodwill	—	—	—	17,204	18,434
Net occupancy	4,591	5,149	4,754	20,829	17,369
Furniture and equipment	4,936	4,567	4,037	19,756	15,311
Business development and travel	3,516	2,429	4,006	12,263	12,760
Correspondent bank fees	1,342	1,511	1,555	5,713	5,647
Telephone	1,370	1,178	1,254	5,404	4,081
Data processing services	901	1,054	1,306	3,841	4,239
Provision for (reduction of) unfunded credit commitments	1,571	(973)	902	(1,207)	(2,461)
Other	3,903	3,737	4,470	15,869	17,744

Total noninterest expense	83,477	82,959	83,170	346,469	322,503

Income before minority interest in net income of consolidated affiliates and income tax expense	61,026	74,628	50,715	239,012	161,283
Minority interest in net income of consolidated affiliates	(1,957)	(10,458)	(1,169)	(28,596)	(6,308)

Income before income tax expense	59,069	64,170	49,546	210,416	154,975

Income tax expense	24,803	26,054	21,196	86,778	65,782
Net income before cumulative effect of change in accounting principle	34,266	38,116	28,350	123,638	89,193
Cumulative effect of change in accounting principle, net of tax (2)	—	—	—	—	192

Net income	$34,266	$38,116	$28,350	$123,638	$89,385

Earnings per common share — basic before cumulative effect of change in accounting principle	$1.04	$1.12	$0.83	$3.64	$2.57
Earnings per common share — diluted before cumulative effect of change in accounting principle	$0.96	$1.03	$0.77	$3.37	$2.37
Earnings per common share — basic	$1.04	$1.12	$0.83	$3.64	$2.58
Earnings per common share — diluted	$0.96	$1.03	$0.77	$3.37	$2.38

Weighted average shares outstanding — basic	33,043,715	34,028,704	34,290,427	33,949,654	34,680,522
Weighted average shares outstanding — diluted	35,737,870	36,869,496	37,023,600	36,737,507	37,614,646

(1)	Compensation and benefits included share-based payments of $2.9 million, $3.8 million and $4.6 million for the three months ended December 31, 2007, September 30, 2007 and December 31, 2006, respectively, and $14.9 million and $21.3 million for the years ended December 31, 2007 and 2006, respectively.

(2)	Represents the cumulative effect of change in accounting principle, net of taxes, on previously recognized share-based compensation for the effect of adopting Statement of Financial Accounting Standards No. 123 (R), Share-Based Payment.

SVB FINANCIAL GROUP AND SUBSIDIARIES

INTERIM CONSOLIDATED BALANCE SHEETS

(Unaudited)

(Dollars in thousands, except par value and share data)	December 31, 2007	September 30, 2007	December 31, 2006
Assets:
Cash and due from banks	$325,399	$356,742	$393,284
Securities purchased under agreement to resell and other short-term investment securities	358,664	302,377	239,301
Investment securities	1,602,574	1,571,619	1,692,343
Loans, net of unearned income	4,151,730	3,818,268	3,482,402
Allowance for loan losses	(47,293)	(44,225)	(42,747)

Net loans	4,104,437	3,774,043	3,439,655

Premises and equipment, net of accumulated depreciation and amortization	38,628	39,016	37,306
Goodwill	4,092	4,092	21,296
Accrued interest receivable and other assets	258,662	256,199	258,267

Total assets	$6,692,456	$6,304,088	$6,081,452

Liabilities, Minority Interest and Stockholders’ Equity:
Liabilities:
Deposits:
Noninterest-bearing demand	$3,226,859	$2,892,102	$3,039,528
Negotiable order of withdrawal (NOW)	35,909	23,099	35,983
Money market	941,242	723,369	668,794
Time	335,110	334,670	313,320
Foreign sweep	72,083	—	—

Total deposits	4,611,203	3,973,240	4,057,625

Short-term borrowings	90,000	370,000	683,537
Other liabilities	199,243	196,713	193,296
Long-term debt	875,254	855,370	352,465

Total liabilities	5,775,700	5,395,323	5,286,923

Minority interest in capital of consolidated affiliates	240,102	236,131	166,015
Stockholders’ equity:
Preferred stock, $0.001 par value, 20,000,000 shares authorized; no shares issued and outstanding	—	—	—
Common stock, $0.001 par value, 150,000,000 shares authorized; 32,670,557 shares, 33,448,121 shares and 34,401,230 shares outstanding, respectively	33	33	34
Additional paid-in capital	—	—	4,873
Retained earnings	682,911	687,350	641,528
Accumulated other comprehensive loss	(6,290)	(14,749)	(17,921)

Total stockholders’ equity	676,654	672,634	628,514

Total liabilities, minority interest and stockholders’ equity	$6,692,456	$6,304,088	$6,081,452

Capital Ratios:
Total risk-based capital ratio	16.01%	17.64%	13.95%
Tier 1 risk-based capital ratio	11.07	12.38	12.34
Tier 1 leverage ratio	11.45	12.40	12.46
Other Period-End Statistics:
Tangible common equity to tangible assets ratio	10.12	10.80	10.26
Loans, net of unearned income-to-deposits ratio	90.04%	96.10%	85.82%
Book value per share	$20.71	$20.11	$18.27
Full-time equivalent employees	1,128	1,128	1,140

SVB FINANCIAL GROUP AND SUBSIDIARIES

INTERIM AVERAGE BALANCES, RATES AND YIELDS

(Unaudited)

	Three months ended
	December 31, 2007			September 30, 2007			December 31, 2006
(Dollars in thousands)	Average Balance	Interest Income/ Expense	Yield/ Rate	Average Balance	Interest Income/ Expense	Yield/ Rate	Average Balance	Interest Income/ Expense	Yield/ Rate
Interest-earning assets:
Federal funds sold, securities purchased under agreement to resell and other short-term investment securities (1)	$449,400	$5,156	4.55%	$350,833	$4,485	5.07%	$265,798	$3,358	5.01%
Investment securities:
Taxable	1,220,511	14,313	4.65	1,277,910	14,915	4.63	1,459,289	16,809	4.57
Non-taxable (2)	63,503	1,034	6.46	48,486	813	6.65	61,620	1,054	6.79
Loans:
Commercial	3,190,854	84,170	10.47	3,077,872	82,957	10.69	2,636,896	74,000	11.13
Real estate construction and term	281,243	4,585	6.47	258,700	4,233	6.49	222,710	3,847	6.85
Consumer and other	295,935	5,622	7.54	293,707	6,053	8.18	291,985	6,101	8.29

Total loans, net of unearned income	3,768,032	94,377	9.94	3,630,279	93,243	10.19	3,151,591	83,948	10.57

Total interest-earning assets	5,501,446	114,880	8.28	5,307,508	113,456	8.48	4,938,298	105,169	8.45

Cash and due from banks	276,798			283,711			243,788
Allowance for loan losses	(45,654)			(45,174)			(40,923)
Goodwill	4,092			4,092			21,278
Other assets (3)	592,606			537,179			416,756

Total assets	$6,329,288			$6,087,316			$5,579,197

Funding sources:
Interest-bearing liabilities:
NOW deposits	$31,773	$32	0.40%	$30,647	$31	0.40%	$33,884	$34	0.40%
Regular money market deposits	125,257	382	1.21	149,580	513	1.36	159,105	280	0.70
Bonus money market deposits	739,230	3,454	1.85	567,345	2,283	1.60	513,688	1,055	0.81
Time deposits	336,327	805	0.95	321,243	745	0.92	317,368	678	0.85
Foreign sweep deposits	32,968	284	3.42	—	—	—	—	—	—

Total interest-bearing deposits	1,265,555	4,957	1.55	1,068,815	3,572	1.33	1,024,045	2,047	0.79
Short-term borrowings	116,881	1,366	4.64	205,715	2,701	5.21	566,230	7,701	5.40
Contingently convertible debt	149,136	232	0.62	149,011	232	0.62	148,311	232	0.62
Junior subordinated debentures	51,455	841	6.48	49,798	853	6.80	51,077	849	6.59
Senior and subordinated notes	510,102	7,782	6.05	495,771	7,992	6.40	—	—	—
Other long-term debt	152,669	2,055	5.34	152,669	2,113	5.49	69,517	963	5.50

Total interest-bearing liabilities	2,245,798	17,233	3.04	2,121,779	17,463	3.27	1,859,180	11,792	2.52

Portion of noninterest-bearing funding sources	3,255,648			3,185,729			3,079,118

Total funding sources	5,501,446	17,233	1.24	5,307,508	17,463	1.30	4,938,298	11,792	0.95

Noninterest-bearing funding sources:
Demand deposits	2,941,205			2,867,812			2,806,656
Other liabilities	215,288			193,955			129,484
Minority interest in capital of consolidated affiliates	245,211			227,072			164,182
Stockholders’ equity	681,786			676,698			619,695
Portion used to fund interest-earning assets	(3,255,648)			(3,185,729)			(3,079,118)

Total liabilities, minority interest and stockholders’ equity	$6,329,288			$6,087,316			$5,579,197

Net interest income and margin		$97,647	7.04%		$95,993	7.18%		$93,377	7.50%

Total deposits	$4,206,760			$3,936,627			$3,830,701

Average stockholders’ equity as a percentage of average assets			10.77%			11.12%			11.11%

(1)	Includes average interest-bearing deposits in other financial institutions of $59.4 million, $59.4 million and $34.9 million for the fourth quarter of 2007, third quarter of 2007 and fourth quarter of 2006, respectively.

(2)	Interest income on non-taxable investments is presented on a fully tax-equivalent basis using the federal statutory income tax rate of 35.0 percent. The tax equivalent adjustments were $0.3 million, $0.3 million and $0.4 million for the quarters ended December 31, 2007, September 30, 2007, and December 31, 2006, respectively.

(3)	Average investment securities of $303.0 million, $250.3 million and $191.4 million for the fourth quarter of 2007, third quarter of 2007 and fourth quarter of 2006, respectively, were classified as other assets as they were noninterest-earning assets.

SVB FINANCIAL GROUP AND SUBSIDIARIES

YEAR END AVERAGE BALANCES, RATES AND YIELDS

(Unaudited)

	Year ended December 31,
	2007			2006
(Dollars in thousands)	Average Balance	Interest Income/ Expense	Yield/ Rate	Average Balance	Interest Income/ Expense	Yield/ Rate
Interest-earning assets:
Federal funds sold, securities purchased under agreement to resell and other short-term investment securities (1)	$357,673	$17,816	4.98%	$232,634	$11,089	4.77%
Investment securities:
Taxable	1,310,595	61,303	4.68	1,615,807	74,523	4.61
Non-taxable (2)	53,866	3,637	6.75	68,371	4,656	6.81
Loans:
Commercial	2,973,705	321,381	10.81	2,419,286	263,878	10.91
Real estate construction and term	252,399	16,665	6.60	195,041	13,422	6.88
Consumer and other	296,222	23,857	8.05	267,761	21,701	8.10

Total loans, net of unearned income	3,522,326	361,903	10.27	2,882,088	299,001	10.37

Total interest-earning assets	5,244,460	444,659	8.48	4,798,900	389,269	8.11

Cash and due from banks	276,352			242,305
Allowance for loan losses	(43,654)			(38,808)
Goodwill	12,576			27,653
Other assets (3)	530,383			357,385

Total assets	$6,020,117			$5,387,435

Funding sources:
Interest-bearing liabilities:
NOW deposits	$35,020	$138	0.39%	$36,999	$151	0.41%
Regular money market deposits	152,550	1,796	1.18	210,933	1,675	0.79
Bonus money market deposits	577,977	8,003	1.38	569,122	4,738	0.83
Time deposits	324,250	3,064	0.94	318,855	2,341	0.73
Foreign sweep deposits	8,310	284	3.42	—	—	—

Total interest-bearing deposits	1,098,107	13,285	1.21	1,135,909	8,905	0.78
Short-term borrowings	320,129	16,922	5.29	400,913	21,131	5.27
Contingently convertible debt	148,877	941	0.63	148,002	929	0.63
Junior subordinated debentures	50,894	3,404	6.69	50,223	3,211	6.39
Senior and subordinated notes	313,148	19,619	6.27	—	—	—
Other long-term debt	152,669	8,282	5.42	17,741	1,006	5.67

Total interest-bearing liabilities	2,083,824	62,453	3.00	1,752,788	35,182	2.01

Portion of noninterest-bearing funding sources	3,160,636			3,046,112

Total funding sources	5,244,460	62,453	1.19	4,798,900	35,182	0.73

Noninterest-bearing funding sources:
Demand deposits	2,864,153			2,785,948
Other liabilities	191,466			115,516
Minority interest in capital of consolidated affiliates	211,341			143,977
Stockholders’ equity	669,333			589,206
Portion used to fund interest-earning assets	(3,160,636)			(3,046,112)

Total liabilities, minority interest and stockholders’ equity	$6,020,117			$5,387,435

Net interest income and margin		$382,206	7.29%		$354,087	7.38%

Total deposits	$3,962,260			$3,921,857

Average stockholders’ equity as a percentage of average assets			11.12%			10.94%

(1)	Includes average interest-bearing deposits in other financial institutions of $52.9 million and $31.0 million for the years ended December 31, 2007 and 2006, respectively.

(2)	Interest income on non-taxable investments is presented on a fully tax-equivalent basis using the federal statutory income tax rate of 35.0 percent. The tax equivalent adjustments were $1.3 million and $1.6 million for the years ended December 31, 2007 and 2006, respectively.

(3)	Average investment securities of $250.8 million and $151.2 million for the years ended December 31, 2007 and 2006, respectively, were classified as other assets as they were noninterest-earning assets.

Gains on Derivative Instruments, Net

	Three months ended					Year ended
				% Change
(Dollars in thousands)	December 31, 2007	September 30, 2007	December 31, 2006	September 30, 2007	December 31, 2006	December 31, 2007	December 31, 2006	% Change
Gains (losses) on foreign exchange forward contracts, net (1)	$577	$(90)	$(980)	(741.1)%	(158.9)%	$958	$(219)	(537.4)%
Change in fair value of interest rate swap (2)	(418)	(338)	430	23.7	(197.2)	(499)	(3,630)	(86.3)
Equity warrant assets:
Gains on exercise, net	7,136	7,689	4,054	(7.2)	76.0	18,690	11,495	62.6
Change in fair value (3):
Cancellations and expirations	(662)	(514)	(864)	28.8	(23.4)	(2,643)	(3,963)	(33.3)
Other changes in fair value	1,788	2,043	4,247	(12.5)	(57.9)	7,429	14,266	(47.9)

Total net gains on equity warrant assets (4)	8,262	9,218	7,437	(10.4)	11.1	23,476	21,798	7.7

Total gains on derivative instruments, net	$8,421	$8,790	$6,887	(4.2)%	22.3%	$23,935	$17,949	33.4%

(1)	Represents the change in the fair value of foreign exchange forward contracts executed on behalf of clients and contracts with correspondent banks to economically reduce our foreign exchange exposure risk related to certain foreign currency denominated loans.

(2)	Represents the change in fair value of our interest rate swap agreement related to our junior subordinated debentures. For the three months ended December 31, 2007, September 30, 2007 and December 31, 2006, this amount represents the change in the fair value hedge implemented in April 2006. Prior to the fair value hedge implemented in April 2006, the amount represents the cumulative change in market value of the interest rate swap.

(3)	As of December 31, 2007, we held warrants in 1,179 companies, compared to 1,206 companies as of September 30, 2007 and 1,287 companies as of December 31, 2006.

(4)	Includes net gains on equity warrant assets held by consolidated investment affiliates. Relevant amounts attributable to minority interests are reflected in the interim consolidated statements of income under the caption “Minority Interest in Net Income of Consolidated Affiliates”.

Minority Interest in Net Income of Consolidated Affiliates

	Three months ended			Year ended
(Dollars in thousands)	December 31, 2007	September 30, 2007	December 31, 2006	December 31, 2007	December 31, 2006
Net interest income (1)	$251	$357	$336	$1,296	$2,292
Noninterest income (1)	4,509	12,429	3,313	35,504	9,903
Noninterest expense (1)	(2,492)	(2,665)	(2,480)	(10,681)	(5,887)
Carried interest (2)	(311)	337	—	2,477	—

Total minority interest in net income of consolidated affiliates	$1,957	$10,458	$1,169	$28,596	$6,308

(1)	Represents minority interest share in net interest income, noninterest income, and noninterest expense of consolidated affiliates.

(2)	Represents the preferred allocation of income earned by the General Partner managing one of our consolidated funds.

Reconciliation of Basic and Diluted Weighted Average Shares Outstanding

	Three months ended			Year ended
	December 31, 2007	September 30, 2007	December 31, 2006	December 31, 2007	December 31, 2006
(Shares in thousands)
Weighted average shares outstanding-basic	33,044	34,029	34,290	33,950	34,681
Effect of dilutive securities:
Stock options	1,160	1,233	1,365	1,265	1,497
Restricted stock awards and units	68	63	124	44	116
Convertible debt	1,466	1,540	1,245	1,479	1,321
Warrants	—	4	—	—	—

Total effect of dilutive securities	2,694	2,840	2,734	2,788	2,934

Weighted average shares outstanding-diluted	35,738	36,869	37,024	36,738	37,615

Credit Quality

	Period end balances at
(Dollars in thousands)	December 31, 2007	September 30, 2007	December 31, 2006
Nonperforming Loans and Assets:
Total Nonperforming Loans	$7,634	$9,891	$10,977
Other Real Estate Owned	1,908	—	5,677

Total Nonperforming Assets	$9,542	$9,891	$16,654

Nonperforming Loans as a Percentage of Total Gross Loans	0.18%	0.26%	0.31%
Nonperforming Assets as a Percentage of Total Assets	0.14%	0.16%	0.27%
Allowance for Loan Losses	$47,293	$44,225	$42,747
As a Percentage of Total Gross Loans	1.13%	1.15%	1.22%
As a Percentage of Nonperforming Loans	619.50%	447.12%	389.42%
Allowance For Unfunded Credit Commitments (1)	$13,446	$11,875	$14,653
Total Gross Loans	$4,178,098	$3,844,185	$3,509,560
Total Unfunded Credit Commitments	$4,938,625	$4,468,992	$3,462,208

(1)	The “Allowance for Unfunded Credit Commitments” is included as a component of “Other Liabilities”.

Average Client Investment Funds (1)

	Three months ended			Year ended
(Dollars in millions)	December 31, 2007	September 30, 2007	December 31, 2006	December 31, 2007	December 31, 2006
Client Directed Investment Assets	$12,746	$12,557	$11,177	$12,356	$10,605
Client Investment Assets Under Management	6,202	5,734	4,677	5,651	4,364
Sweep Money Market Funds	2,572	2,414	2,394	2,427	2,260

Total Client Investment Funds	$21,520	$20,705	$18,248	$20,434	$17,229

(1)	Client Investment Funds invested through SVB Financial Group are maintained at third party financial institutions.

Period end total client investment funds were $22.2 billion at December 31, 2007, compared to $20.4 billion at September 30, 2007 and $19.0 billion at December 31, 2006.

Use of Non-GAAP Financial Measures

To supplement our unaudited condensed consolidated financial statements presented in accordance with generally accepted accounting principles in the United States (“GAAP”), we use certain non-GAAP measures (non-GAAP net income, non-GAAP noninterest income, non-GAAP net gains on investment securities and non-GAAP noninterest expense) of financial performance. Non-GAAP financial measures are not in accordance with, or an alternative for, GAAP. Generally, a non-GAAP financial measure is a numerical measure of a company’s performance that either excludes or includes amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with GAAP.

We believe that these non-GAAP financial measures, when taken together with the corresponding GAAP financial measures, provide meaningful supplemental information regarding our performance by excluding amounts attributable to minority interests, where indicated, or certain items that do not occur in every reporting period of our core business, operating results or future outlook. Our management uses, and believes that investors benefit from referring to, these non-GAAP financial measures in assessing our operating results and when planning, forecasting and analyzing future periods. These non-GAAP financial measures also facilitate a comparison of our performance to prior periods. However, these non-GAAP financial measures should be considered in addition to, not as a substitute for or superior to, net income and earnings per basic and diluted common share, or other financial measures prepared in accordance with GAAP. In the financial table below, we have provided a reconciliation of the most comparable GAAP financial measures to the non-GAAP financial measures used in this press release.

SVB FINANCIAL GROUP AND SUBSIDIARIES

RECONCILIATION OF GAAP TO NON-GAAP NET INCOME

(Unaudited)

	Year ended
(Dollars in thousands except per share amounts)	December 31, 2007	December 31, 2006
Net Income	$123,638	$89,385
Impact of impairment of goodwill on income before income taxes (1)	17,204	18,434
Impact of impairment of goodwill on income tax benefit (2)	(7,010)	(7,986)

Non-GAAP Net Income	$133,832	$99,833

(1)	Goodwill impairment charge for SVB Alliant recognized in the quarters ended June 30, 2007 and 2006.

(2)	Tax benefit recognized in the quarters ended June 30, 2007 and 2006 from goodwill impairment at SVB Alliant tax rate.